Filed Pursuant to Rule 424(b)(3)

Registration Nos.    033-08857-99

033-59435-99

333-125001

PROSPECTUS SUPPLEMENT

to

PROSPECTUS DATED AUGUST 20, 2007

The attached Current Report on Form 8-K dated January 7, 2008 was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated August 20, 2007.

The date of this Prospectus Supplement is January 7, 2008

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2008

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in their charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 630-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On January 7, 2008, Telephone and Data Systems, Inc. (“TDS”) and United States Cellular Corporation (“U.S. Cellular”) issued a news release updating guidance metrics for 2007.  A copy of the news release is attached hereto as Exhibit 99.1.

The information in this Item 2.02 of Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 8.01.  Other Events

The news release attached hereto as Exhibit 99.1, which is incorporated by reference herein, also includes disclosure of a non-cash loss on exchange of assets.

The conclusion that a loss on exchange of assets has been incurred and the amount of the loss are based on judgment and estimates and are subject to risks and uncertainties that could cause the actual loss to differ materially from the estimates. Additional factors that could cause actual results to differ materially are discussed in our recent filings with the Securities and Exchange Commission, including but not limited to our Form 10-K, Form 10-Qs and Form 8-Ks.

Item 9.01.  Financial Statements and Exhibits

(d)       Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

Attached as Exhibit 99.2 is a safe harbor cautionary statement under the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.

(Registrant)

Date:  January 7, 2008

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Corporate Controller

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description

99.1	Telephone and Data Systems, Inc.’s and United States Cellular Corporation’s news release, dated January 7, 2008, updating guidance for 2007 and disclosing a loss on exchange of assets

99.2	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement

Exhibit 99.1

NEWS RELEASE

Contact:      Mark A. Steinkrauss, Vice President, Corporate Relations

                    (312) 592-5384 mark.steinkrauss@teldta.com

                    Julie D. Mathews, Manager, Investor Relations

                    (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS AND U.S. CELLULAR UPDATE 2007 GUIDANCE

Will also record non-cash loss on exchange of assets

CHICAGO — Jan. 7, 2008 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] today updated full-year 2007 guidance to reflect U.S. Cellular’s lower than anticipated retail net customer additions and the effect of a non-cash loss on exchange of assets.  U.S. Cellular reaffirmed guidance related to service revenues, depreciation, amortization & accretion and capital expenditures.

The non-cash loss relates to an exchange of assets between U.S. Cellular and another wireless service provider.  The exchange of assets will provide U.S. Cellular with additional spectrum to meet anticipated future capacity and coverage requirements in several of its key markets.

U.S. Cellular 2007 guidance as of Jan. 7, 2008 is as follows:
Net retail customer additions	325,000 —- 340,000
Service revenues	$3.6 - $3.7 billion
Operating income	$385 - $435 million
Depreciation, amortization & accretion	Approx. $600 million
Capital expenditures	Approx. $600 million

TDS Telecom (ILEC and CLEC) 2007 guidance has not changed:
Operating revenues	$850 - $880 million
Operating income	$130 - $150 million
Depreciation, amortization & accretion	Approx. $155 million
Capital expenditures	$120 - $140 million

Any prior guidance that is not consistent with the above should no longer be relied upon. The foregoing guidance represents the views of management as of Jan. 7, 2008 and should not be assumed to be accurate as of any other date. TDS and U.S. Cellular undertake no legal duty to update such information whether as a result of new information, future events or otherwise.

Loss on Exchange of Assets

U.S. Cellular and another wireless service provider entered into an exchange agreement during the fourth quarter of 2007. Under the agreement, U.S. Cellular will acquire personal communication service (PCS) spectrum in eight licenses covering portions of four states. U.S. Cellular will deliver PCS spectrum in eight licenses in one state. All licensed areas included in the agreement represent 10 MHz portions of spectrum in the 1900 MHz band.

The exchange of assets is expected to result in a pre-tax loss of approximately $21 million, to be recorded in the company’s statement of operations for the quarter ended Dec. 31, 2007. The loss is entirely non-cash and is included in U.S. Cellular’s operating income range shown above. The after-tax effect of the loss on TDS’ and U.S. Cellular’s net income is approximately $10.7 million and $13.1 million respectively.

About TDS

TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of Sept. 30, 2007, the company employed 11,700 people and served 7.3 million customers/units in 36 states.

About U.S. Cellular

U.S. Cellular Corporation, the nation’s sixth-largest wireless service carrier, employed 8,200 associates as of Sept. 30, 2007 and provided wireless service to 6.1 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology; changes to access to and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; ability to remediate material weaknesses; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming terms and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, please visit:

TDS: teldta.com   /   U.S. Cellular: uscellular.com   /   TDS Telecom: tdstelecom.com

###

Exhibit 99.2

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

SAFE HARBOR CAUTIONARY STATEMENT

This Form 8-K and/or press release attached to this Form 8-K contain statements that are not based on historical fact and represent forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, that address activities, events or developments that TDS intends, expects, projects, believes, estimates, plans or anticipates will or may occur in the future are forward-looking statements.  The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors include those set forth below, as more fully discussed under “Risk Factors” in TDS’ Form 10-K for the year ended December 31, 2006.  However, such factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this document.  Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements.  TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.  You should carefully consider the Risk Factors in TDS’ Form 10-K for the year ended December 31, 2006, the following factors and other information contained in, or incorporated by reference into, this Form 8-K and/or press release attached to this Form 8-K to understand the material risks relating to TDS’ business.

•                  Intense competition in the markets in which TDS operates could adversely affect TDS’ revenues or increase its costs to compete.

•                  A failure by TDS’ service offerings to meet customer expectations could limit TDS’ ability to attract and retain customers and could have an adverse effect on TDS’ operations.

•                  TDS’ system infrastructure may not be capable of supporting changes in technologies and services expected by customers, which could result in lost customers and revenues.

•                  An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Changes in access to content for data or video services or access to new handsets being developed by vendors, or an inability to manage its supply chain or inventory successfully, could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  A failure by TDS to acquire adequate radio spectrum could have an adverse effect on TDS’ business and operations.

•                  TDS is likely to participate in FCC auctions of additional spectrum in the future and during certain periods, will be subject to the FCC’s anti-collusion rules, which could have an adverse effect on TDS.

•                  An inability to attract and/or retain management, technical, sales and other personnel could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  TDS’ assets are concentrated in the U.S. telecommunications industry.  As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

•                  Consolidation in the telecommunications industry could adversely affect TDS’ revenues and increase its costs of doing business.

•                  Changes in general economic and business conditions, both nationally and in the markets in which TDS operates, could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Changes in various business factors could have an adverse effect on TDS’ business, financial condition or results of operations. These business factors may include but are not limited to demand, usage, pricing, growth, penetration, churn, expenses, customer acquisition and retention, roaming rates, minutes of use, mix of products and services and costs.

•                  Advances or changes in telecommunications technology, such as Voice over Internet Protocol, WiMAX, or LTE (Long-Term Evolution) could render certain technologies used by TDS obsolete, could reduce TDS’ revenues or could increase its costs of doing business.

•                  Changes in TDS’ enterprise value, changes in the supply or demand of the market for wireless licenses or telephone company franchises, adverse developments in the business or the industry in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of TDS’ license costs, goodwill and/or physical assets.

•                  Costs, integration problems or other factors associated with acquisitions/divestitures of properties or licenses and/or expansion of TDS’ business could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  A significant portion of TDS’ revenues is derived from customers who buy services through independent agents and dealers who market TDS’ services on a commission basis.  If TDS’ relationships with these agents and dealers are seriously harmed, its wireless revenues could be adversely affected.

•                  TDS’ investments in technologies which are unproven or for which success has not yet been demonstrated may not produce the benefits that TDS expects.

•                  A failure by TDS to complete significant network build-out and system implementation as part of its plans to improve the quality, coverage, capabilities and capacity of its network could have an adverse effect on its operations.

•                  Financial difficulties of TDS’ key suppliers or vendors, or termination or impairment of TDS’ relationships with such suppliers or vendors or interruption of or interference in the delivery of equipment from such suppliers or vendors, due to intellectual property disputes or other matters, could result in a delay or termination of TDS’ receipt of equipment, content or services which could adversely affect TDS’ business and results of operations.

•                  TDS has significant investments in entities that it does not control.  Losses in the value of such investments could have an adverse effect on TDS’ results of operations or financial condition.

•                  War, conflicts, hostilities and/or terrorist attacks or equipment failure, power outages, natural disasters or breaches of network or information technology security could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  The market prices of TDS’ Common Shares and Special Common Shares are subject to fluctuations due to a variety of factors.

•                  Changes in guidance or interpretations of accounting requirements, changes in industry practice, identification of errors or changes in management assumptions could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC.

•                  Restatements of financial statements by TDS and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on TDS’ credit rating, liquidity, financing arrangements, capital resources and ability to access the capital markets, including pursuant to shelf registration statements; could adversely affect TDS’ listing arrangements on the American Stock Exchange and/or New York Stock Exchange; and/or could have other negative consequences, any of which could have an adverse effect on the trading prices of TDS’ publicly traded equity and/or debt and/or on TDS’ business, financial condition or results of operations.

•                  The pending SEC investigation regarding the restatement of TDS’ financial statements could result in substantial expenses, and could result in monetary or other penalties.

•                  Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS’ financial condition or results of operations.

•                  A failure to successfully remediate existing material weaknesses in internal control over financial reporting in a timely manner or the identification of additional material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or fail to prevent fraud, which could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Early redemptions of debt or repurchases of debt, issuances of debt, changes in prepaid forward contracts, changes in operating leases, changes in purchase obligations or other factors or developments could cause the amounts reported under Contractual or Other Obligations in TDS’ most recent Annual Report on Form 10-K, as updated by the Quarterly Reports on Form 10-Q, to be different from the amounts actually incurred.

•                  An increase of TDS’ debt in the future could subject TDS to various restrictions and higher interest costs and decrease its cash flows and earnings.

•                  Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS’ credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development and acquisition programs.

•                  Changes in the regulatory environment or a failure by TDS to timely or fully comply with any regulatory requirements could adversely affect TDS’ financial condition, results of operations or ability to do business. For example, if adopted, the Federal-State Joint Board on Universal Service recommendation to impose an interim cap on high-cost support received by competitive eligible telecommunications carriers from the Universal Service Fund could impair TDS’ ability to offer service in many rural areas and could adversely affect its business, financial condition or results of operations.

•                  Changes in income tax rates, laws, regulations or rulings, or federal or state tax assessments could have an adverse effect on TDS’ financial condition or results of operations.

•                  Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’ financial condition, results of operations or ability to do business.

•                  The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from handsets, wireless data devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS’ wireless business, financial condition or results of operations.

•                  Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

•                  Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and/or any other financial or statistical information to vary from TDS’ forward looking estimates by a material amount.

TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.